EXHIBIT 3.45

CERTIFICATE OF INCORPORATION

OF

OWENS-CORNING FUNDING CORPORATION

FIRST: The name of the Corporation is Owens-Corning Funding Corporation.

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is organized is to engage in the following activities.

(a) to acquire from Owens-Corning Fiberglas Corporation (and its successors) from time to time any or all right, title and interest in and to receivables including any right to payment from any person, whether constituting an account, chattel paper, instrument or general intangible arising out of or relating to the sale of products or services, monies due thereunder, any related fees and charges (including interest charges), security interest or liens and property subject thereto from time to time purporting to secure payment of such receivable, proceeds from claims on insurance policies related thereto, and related rights (collectively, “Receivables”);

(b) to purchase, acquire, own, hold, service, sell, assign, pledge and otherwise deal with Receivables, related insurance policies and related agreements, or any proceeds or further rights associated with any of the foregoing and to enter into any related agreements with any affiliates;

(c) to enter into agreements pursuant to which the Corporation transfers undivided interests in the Receivables (“Receivables Interests”) to purchasers;

(d) to finance its acquisition of Receivables by the issuance of the Corporation’s bond, note or other obligation for a portion of the purchase price thereof, whether or not on a subordinated basis; and

(e) to engage in any activity and to exercise powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

The limitations on the Corporation’s business and activities as set out in this Article Third may not be altered except upon the affirmative vote of the holders of 100% of the outstanding common stock and the unanimous affirmative vote of all the directors of the Corporation.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Daphne M. Howard

c/o Debevoise & Plimpton

875 Third Avenue

New York, New York 10022

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: At all times the Board of Directors shall include at least two directors who are Independent Directors. An “Independent Director” shall be a director who is not at such time, and shall have not been at any time during the previous ten years, (i) a director, officer, employee or affiliate of Owens-Corning Fiberglas Corporation or any of its subsidiaries or affiliates, or of any major creditor thereof or (ii) the beneficial owner of more than 750 shares of the outstanding shares of Common Stock of Owens-Corning Fiberglas Corporation, or if greater, such number of shares the value of which constitutes more than 10% of such individual’s net worth. The term “major creditor” shall mean a financial institution to which Owens-Corning Fiberglas Corporation has outstanding indebtedness for borrowed money in a sum sufficiently large as would reasonably be expected to influence the judgment of the proposed Independent Director adversely to the interests of the Corporation when its interests are adverse to those of Owens-Corning Fiberglas Corporation.

EIGHTH: The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who may be indemnified pursuant thereto.

NINTH: The Corporation shall be operated in such a manner that it would not be substantively consolidated in the trust estate of any person in the event of a bankruptcy or insolvency of such person and in such regard, the Corporation shall:

(a) not become involved in the day-to-day management of any other person;

(b) conduct all business correspondence of the Corporation and other communication in the Corporation’s own name, in its own stationery and through a separately-listed telephone number;

(c) not commingle any of its assets with the assets of any direct or ultimate parent of the Corporation, except that there may be a commingling of the Corporation’s cash collections and cash proceeds with respect to Receivables with the assets of any such parent (whether in a joint account of the Corporation and such parent or in an account that is the sole property of such parent) for a limited period of time (not exceeding ten days) after receipt of such collections and proceeds prior to (i) the payment of such collections and proceeds to the Corporation or (ii) the application of such collections and proceeds as instructed by, and for the account of, the Corporation;

(d) maintain its corporate records and books of account and its financial and accounting books and records separate from those of the any direct or ultimate parent of the Corporation;

(e) pay from its assets all obligations and indebtedness of any kind incurred by the Corporation, and not pay from its assets any obligations or indebtedness of any direct or ultimate parent of the Corporation;

(f) not engage in transactions with any other person except as expressly set forth in this Certificate of Incorporation and matters necessarily incident thereto;

(g) at all times conduct its business from an office separate from that of its parent; and

(h) not enter into any transaction with any direct or ultimate parent of the Corporation or any affiliate thereof or pay any dividends on any class of stock issued by the Corporation without the affirmative vote of a majority of the Independent Directors.

TENTH: Without the prior consent of the Independent Directors and unanimous affirmative vote of all of its directors, the Corporation shall not:

(a) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or consent to a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as required by law, admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; or

(b) dissolve or liquidate, in whole or in part; merge or consolidate with or into any other entity, or convey or transfer all or substantially all of its properties and assets to any other entity unless:

(i) the entity (if other than the Corporation) formed or surviving the consolidation or merger or which acquires the properties and assets of the Corporation is organized and existing under the laws of any State of the United States or the District of Columbia, expressly assumes the due and punctual payment or performance of any and all obligations of the Corporation, including those obligations of the Corporation under any Agreement, Indenture, Note, certificate or other security, and has a Certificate of Incorporation containing provisions of the Third, Sixth, Seventh, Ninth and this Tenth Article; and

(ii) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any material indebtedness of the Corporation or any agreements relating to such indebtedness; or

(c) incur, assume or guarantee any indebtedness, other than in connection with the purchase and sale of Receivables or Receivables Interests pursuant to one or more receivables purchase agreements or receivables sale agreements; or

(d) engage in any other action that bears upon whether the separate identity of the Corporation and its parent will be respected, or the assets of the Corporation will be consolidated with those of its parent under applicable Federal or state bankruptcy or insolvency law.

ELEVENTH: Without the consent of each nationally recognized rating agency which has been asked to rate any commercial paper or notes issued by a person not affiliated with the Corporation in order for such person to fund or maintain Receivables or Receivable Interests purchased by such person from the Corporation, the Corporation shall not amend, alter, change or repeal the Third, Sixth, Seventh, Ninth or this Tenth Article of this Certificate of Incorporation; provided that no such consent shall be required in the event that neither such commercial paper nor notes is outstanding at the time of such amendment, alteration, change or repeal. Subject to the foregoing limitation, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this day of December, 1994.

/s/ Daphne M. Howard
Daphne M. Howard